UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. __________)1


                  iShares Lehman 7-10 Year Treasury Bond Fund
                 ----------------------------------------------
                                (Name of issuer)

                                  Common Stock
                 ----------------------------------------------
                         (Title of class of securities)

                                    464287440
                 ----------------------------------------------
                                 (CUSIP number)

                                December 12, 2005
                 ----------------------------------------------
             (Date of event that requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 9 Pages)


--------------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                  SCHEDULE 13G
---------------------                                    ----------------------
CUSIP NO.  464287440                                       PAGE 2 OF 7 PAGES
---------------------                                    ----------------------
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             UNITED SERVICES AUTOMOBILE ASSOCIATION
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [X] (B)[ ]
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF TEXAS
-------------------------------------------------------------------------------

      NUMBER OF          5    SOLE VOTING POWER

        SHARES                999,000
                        -------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY EACH             NONE
                        -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER

        PERSON                999,000
                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              NONE

-------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            999,000
-------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*  [ ]
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.19%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             IC
===============================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G
---------------------                                    ----------------------
CUSIP NO. 464287440                                        PAGE 3 OF 7 PAGES
---------------------                                    ----------------------
-------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            USAA MASTER TRUST AGREEMENT (PENSION AND SIP)
-------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [X] (B) [ ]
-------------------------------------------------------------------------------
     3      SEC USE ONLY
-------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            STATE OF ILLINOIS
-------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

        SHARES                999,000
                        -------------------------------------------------------
     BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY EACH             NONE
                        -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER

        PERSON                 999,000
                        -------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              NONE
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             999,000
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*  [ ]
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.19%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             EP
===============================================================================

                               * SEE INSTRUCTIONS

---------------------                                    ----------------------
CUSIP NO. 464287440                                          PAGE 4 OF 7 PAGES
---------------------                                    ----------------------

                                  SCHEDULE 13G

ITEM 1(A).        NAME OF ISSUER:

                  iShares Lehman 7-10 Year Treasury Bond Fund

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Barclays Global Fund Advisors
                  45 Fremont Street
                  San Francisco, CA 94105

ITEM 2(A).        NAMES OF PERSONS FILING:

                  United Services Automobile Association (USAA)
                  USAA Master Trust Agreement

ITEM 2(B).        BUSINESS MAILING ADDRESS FOR THE PERSONS FILING:

                  9800 Fredericksburg Road
                  San Antonio, Texas 78288

ITEM 2(C).        CITIZENSHIP:

                  Texas
                  Illinois

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  464287440

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

         (A)   [ ]  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT;

         (B)   [ ]  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT;

         (C)   [x]  INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT;
                    (FOR USAA)

         (D) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940;

         (E)   [ ] AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION 240.13D-1(B)
                   (1)(II)(E);

         (F)   [x] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH
                   SECTION 240.13D-1(B)(1)(II)(F) (FOR USAA MASTER TRUST AGREEMENT);

         (G)   [ ]  A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE
                    WITH SECTION 240.13D-1(B)(1)(II)(G);

         (H)   [ ]  A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE
                    FEDERAL DEPOSIT INSURANCE ACT;

         (I)   [ ]  A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                    INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940;

         (J)   [ ] GROUP, IN ACCORDANCE WITH SECTION 240.13D-1(B)(II)(J).

---------------------                                    ----------------------
CUSIP NO. 464287440                                          PAGE 5 OF 7 PAGES
---------------------                                    ----------------------

                                  SCHEDULE 13G

ITEM 4.  OWNERSHIP:

            (A)  AMOUNT BENEFICIALLY OWNED:

                     999,000 (USAA)
                     999,000 (USAA Master Trust Agreement)

            (B)  PERCENT OF CLASS:

                     7.19% (USAA)
                     7.19% (USAA Master Trust Agreement)

            (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                        999,000 (USAA);
                        999,000(USAA Master Trust Agreement)

                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  None

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                        OF: 999,000 (USAA); 999,000 (USAA Master
                        Trust Agreement)

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                        OF:  None


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
         PERSON:

         At December 12, 2005, USAA, an insurance company as defined in Section 3(a)(19) of the Act, was the beneficial owner of 999,000 shares of Common Stock of iShares Lehman 7-10 Year Treasury Bond Fund. The filing of this Schedule 13G shall not be construed as an admission that any reporting person or its affiliates is for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Section 13G.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

---------------------                                    ----------------------
CUSIP NO. 464287440                                          PAGE 6 OF 7 PAGES
---------------------                                    ----------------------

                                  SCHEDULE 13G

ITEM 10. CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATED: FEBRUARY 8, 2006

                                     UNITED SERVICES AUTOMOBILE ASSOCIATION



                                     BY:   /s/ Ronald B. Sweet
                                           --------------------------------
                                     NAME:  RONALD B. SWEET
                                     TITLE: ASSISTANT VICE PRESIDENT



                                     USAA MASTER TRUST AGREEMENT



                                     BY:   /s/ Ronald B. Sweet
                                           --------------------------------
                                     NAME:  RONALD B. SWEET
                                     TITLE: ASSISTANT VICE PRESIDENT AND
                                            INVESTMENT ADVISER

---------------------                                    ----------------------
EXHIBIT 1                                                   PAGE 7 OF 7 PAGES
---------------------                                    ----------------------


                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of iShares Lehman 1-3 Year Treasury Bond Fund and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 8th day of February, 2006.


                                     UNITED SERVICES AUTOMOBILE ASSOCIATION



                                     BY:   /s/ Ronald B. Sweet
                                           --------------------------------
                                     NAME:  RONALD B. SWEET
                                     TITLE: ASSISTANT VICE PRESIDENT



                                     USAA MASTER TRUST AGREEMENT



                                     BY:   /s/ Ronald B. Sweet
                                           --------------------------------
                                     NAME:  RONALD B. SWEET
                                     TITLE: ASSISTANT VICE PRESIDENT AND
                                            INVESTMENT ADVISER